Exhibit 10.8

Execution Copy

GT SOLAR INTERNATIONAL, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made between GT Solar International, Inc., a Delaware corporation (the “Company”), and Hoil Kim (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.               Employment.  The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date of this Agreement and ending as provided in paragraph 4 hereof (the “Employment Period”).  Employment with the Company is subject to satisfactory completion of a pre-employment background investigation and drug screening.

2.               Position and Duties.

(a)                                  During the Employment Period, Executive shall serve as Vice President and General Counsel of the Company and shall have the normal duties, responsibilities, functions and authority of the General Counsel, subject to the power and authority of the Company’s board of directors (the “Board”) to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company.  During the Employment Period, Executive shall render such administrative, executive and managerial services to the Company and its Subsidiaries which are consistent with Executive’s position as the Board or the Company’s President and Chief Executive Officer may from time to time direct.

(b)                                 During the Employment Period, Executive shall report to the Company’s President and Chief Executive Officer and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries.  Executive shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and its Subsidiaries’ policies and procedures in all material respects.  In performing his duties and exercising his authority under the Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company’s and its Subsidiaries’ efforts to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the Board.  So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, accept other employment or perform other services for compensation.  During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior approval of the Board; provided that Executive may serve as an officer or director of or otherwise participate in solely educational, welfare, social, religious, sporting club and civic organizations so long as such activities do not interfere with Executive’s employment with the Company and its Subsidiaries.  Executive shall be primarily based at the Company’s headquarters in Merrimack, New Hampshire but will work from time to time at the Boston offices of WilmerHale (or other appropriate location in Boston) in accordance with the needs of the Company.  Executive understands and agrees that his employment will require travel from time to time.

(c)                                  For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

3.               Compensation and Benefits.

(a)                                  During the Employment Period, Executive’s base salary shall be at the rate of $305,000 per annum or such higher rate as the Compensation Committee of the Board (the “Compensation Committee”) may determine from time to time (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in proportionate, bi-weekly installments and in accordance with the Company’s general payroll practices in effect from time to time.  In addition, during the Employment Period, Executive shall be eligible to participate in all of the Company’s employee benefit programs (other than bonuses and other incentive programs, except as otherwise (i) provided herein or (ii) determined by the Board) for which senior executive employees of the Company and its Subsidiaries are generally eligible, and Executive shall be eligible to earn three (3) weeks of paid vacation and six (6) days of paid leave for illness each calendar year in accordance with the Company’s policies.  Executive’s participation in the Company’s benefit plans will be subject to the terms of applicable plan documents and the Company’s generally applicable policies, and the Company in its sole discretion may from time to time adopt, modify, interpret or discontinue such plans or policies.

(b)                                 During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement in accordance with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c)                                  In addition to the Base Salary, during the Employment Period, Executive shall be eligible to participate in the Executive Incentive Program of the Company, the terms of which for fiscal year 2009 are attached as Exhibit A hereto (the “EIP”), under which Executive may be eligible to receive a bonus based upon the achievement of such performance targets and other conditions as stated in the EIP; provided, however, that Executive must execute a participant agreement with the Company prior to being deemed a participant in the EIP.  Executive’s “Participation Date” under the EIP shall be December 15, 2008.  As special consideration, Executive shall be eligible to receive a flat payment of $45,000 for the FY 2009 plan year.  This payment shall be disbursed in two installments, $22,500 on the first payroll date following the Executive’s start date and $22,500 at the same time that all other executive bonuses are disbursed.  Both installments are contingent upon the Executive being employed with the Company on the date of payment.  This $45,000 payment shall be fixed and shall not fluctuate based on either Company or Executive performance.  The EIP, if any, for future years shall be determined by the Compensation Committee of the Board of Directors.  While the Company does not guarantee the existence or the terms and conditions of any incentive plan in future years, participation in such plans (including equity plans), if any, shall be extended to Executive to an extent commensurate with Executive’s position.

(d)                                 Subject to the approval of the Board, Executive will be eligible to receive 140,000 restricted stock units (“RSUs”) in the Company.  The terms, restrictions, limitations and termination provisions of the RSUs will be as set-forth in the form of an RSU agreement attached hereto as Exhibit B and will be subject to the Company’s 2008 Equity Incentive Plan.

(e)                                  All amounts payable to Executive as compensation hereunder shall be subject to all required and customary withholding by the Company and its Subsidiaries.

4.               Termination.

(a)                                  The Employment Period shall begin on the date of this Agreement and continue until the Employment Period is terminated by (i) Executive’s resignation (with or without Good Reason, as defined below) or death or Disability (as defined below) as determined by the Board in its good faith judgment or (ii) the Company at any time prior to such date with or without Cause (as defined below).  Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive; provided that, the Company shall provide at least thirty (30) days advance notice to Executive in the event the Company terminates Executive’s employment without Cause.  Executive shall provide at least thirty (30) days advance written notice of Executive’s resignation of employment, with or without Good Reason (as defined below), to the Board.

(b)                                 If the Employment Period is terminated by the Company without Cause, or as a result of Executive’s resignation with Good Reason, Executive shall be entitled to:

(i)                                     continue to receive his Base Salary, subject to applicable withholding, (paid in accordance with the Company’s general payroll practices in effect on the termination date) as special severance payments from the date of termination for a period of twelve (12) months thereafter (the “Severance Period”);

(ii)                                  to the extent permitted by the applicable benefit plans, continued participation during the Severance Period in medical and dental insurance plans sponsored by the Company on terms and conditions in effect at the time of such termination (including cost sharing, if applicable) substantially similar to those applicable to employees of the Company generally;

provided, however, Executive shall be entitled to the payments and benefits described in clauses (b)(i) and (b)(ii) of this paragraph if and only if Executive has executed and delivered to the Company the General Release substantially in form and substance as set forth in Exhibit C attached hereto within twenty-two (22) days following the date of termination and the General

Release has become effective, and only so long as Executive has not revoked or breached the provisions of the General Release or breached the provisions of paragraphs 5, 6 and 7 hereof.  Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(c)                                  If the Employment Period is (i) terminated by the Company for Cause or (ii) terminated by Executive without Good Reason (as defined below), Executive shall only be entitled to receive his Base Salary through the date of termination and shall not be entitled to any other salary, compensation or benefits from the Company or its Subsidiaries thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.  The termination of the Employment Period for Cause shall preclude Executive’s resignation with Good Reason.  If this Agreement is terminated due to Executive’s death or Disability, Executive shall only be entitled to receive (x) his Base Salary through the date of termination, (y) any benefits Executive or his eligible family members are eligible for under COBRA, and (z) at the sole discretion of the Board, a pro-rata portion (based on the number of days Executive was employed during the fiscal year in which the death or disability occurred) of any annual target bonus Executive would have been entitled to for such fiscal year had the Employment Period not been terminated during such year, payable at the time Executive would have been entitled to receive such bonus had the Employment Period not been terminated.  The Board shall retain full discretionary authority to determine whether any bonus is paid, and the amount thereof, pursuant to this paragraph 4(c) in effect based upon the Company’s performance as well as Executive’s contribution toward business objectives as demonstrated by the achievement of functional/individual goals.

(d)                                 Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period shall cease upon such termination, other than those expressly required under applicable law (such as COBRA).

(e)                                  For purposes of this Agreement, “Cause” shall mean with respect to Executive, one or more of the following:  (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) repeatedly reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs in the workplace or other repeated conduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute or substantial economic harm, (iii) substantial and repeated failure to perform duties as reasonably directed by the Board or the Company’s President and Chief Executive Officer, (iv) any act or omission aiding or abetting a supplier or customer of the Company or any of its Subsidiaries to the material disadvantage or detriment of the Company and its Subsidiaries, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or (vi) any other material breach of this Agreement which is not cured to the Company’s reasonable satisfaction within fifteen (15) days after written notice to Executive.

(f)                                    For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform the essential duties, responsibilities and functions of his position with the Company and its Subsidiaries for a period of 90 consecutive days or for a total of 180 days during any 12-month period as a result of any mental or physical illness, disability or incapacity even with reasonable accommodations for such illness, disability or incapacity provided by the Company and its Subsidiaries or if providing such accommodations would be unreasonable, all as determined by the Compensation Committee in its reasonable good faith judgment.  Executive shall cooperate in all reasonable respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss Executive’s condition with the Company).

(g)                                 For purposes of this Agreement, “Good Reason” shall mean if Executive resigns from employment with the Company and its Subsidiaries prior to the end of the Employment Period as a result of the occurrence of one or more of the following events:  (i) the Company reduces the amount of the Base Salary (other than as a result of a general across-the-board salary reduction applicable to all senior executives of the Company)  (x) elects to eliminate the EIP without permitting Executive to participate in an annual incentive bonus plan in place of the EIP which offers a potential bonus payment comparable to that earnable at 100% of plan target by Executive under the EIP or (y) does not extend to Executive participation in equity plans commensurate with Executive’s position, to the extent senior executives of the Company participate in such equity plans, (ii) the Company changes Executive’s title and reduces his responsibilities or authority in a manner materially inconsistent with that of the position of General Counsel or (iii) the Company changes Executive’s place of work to a location outside of New Hampshire or Massachusetts; provided that in order for Executive’s resignation for Good Reason to be effective hereunder, Executive must provide written notice to the Company stating Executive’s intent to resign for Good Reason and the grounds therefor within thirty (30) days after such grounds exist and grant the Company thirty (30) days from receipt of such notice to remedy or otherwise remove the grounds supporting Executive’s resignation for Good Reason.

5.               Confidential Information.

(a)                                  Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company and its Subsidiaries concerning the business or affairs of the Company, or any of its Subsidiaries, (“Confidential Information”) are the property of the Company or such Subsidiary.  Therefore, Executive agrees that he shall not disclose to any person or entity or use for his own purposes any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of the Company and its Subsidiaries (“Third Party Information”) (other than in the ordinary course of performing his duties for the Company), without the prior written consent of the Board, either during or after his employment with the Company, unless and to the extent that the Confidential Information or Third Party Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions.  Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information, Work Product (as defined below) or the business of the Company, or any of its Subsidiaries, which he may then possess or have under his control.

(b)                                 Executive shall be prohibited from using or disclosing any confidential information or trade secrets that Executive may have learned through any prior employment.  If at any time during the Employment Period, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Company’s President and Chief Executive Officer so that Executive’s duties can be modified appropriately.  Executive represents and warrants to the Company that Executive took nothing with him which belonged to any former employer when Executive left his prior employment positions and that Executive has nothing that contains any information which belongs to any former employer.  If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive’s former employer and notify the Company’s President and Chief Executive Officer.  The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.

(c)                                  Executive acknowledges and agrees that the Company’s business depends on the extensive use of highly proprietary trade secrets related to the business, including (among other things) extremely complex subject matters, in particular, photovoltaic fabrications lines and photovoltaic manufacturing equipment (collectively, “PV”).  Executive acknowledges and agrees that the Company’s trade secrets and Confidential Information related to its business in general, and PV in particular, are unique in the solar power marketplace and that Executive will have access to, and be required to know and use, the Company’s highly proprietary information on a day-to-day basis in his job with the Company.  Accordingly, Executive acknowledges and agrees that, should a competitor to the Company gain access to the information Executive will use on a day-to-day basis while employed at the Company, the Company would lose a significant competitive advantage in the marketplace.

6.               Intellectual Property, Inventions and Patents.  Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company and its Subsidiaries, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such Subsidiary.  Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7.               Non-Compete, Non-Solicitation.

(a)                                  Executive acknowledges and agrees that should Executive depart the Company and become engaged by a competitor within a one (1) year period following his departure, Executive would by necessity utilize and rely upon the extensive proprietary information, Confidential Information and trade secrets, related to the business, that Executive was required to know, and use, on a day-to-day basis while employed by the Company.  Executive also acknowledges that, during the course of his employment with the Company and its Subsidiaries, he shall become intimately familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that his services shall be of special, unique and extraordinary value to the Company and its Subsidiaries.  Therefore, Executive agrees that, during the Employment Period and for one (1) year thereafter (the “Noncompete Period”), he shall not directly or indirectly own any interest in, or, in a business capacity, manage, control, participate in, consult with, render services for, be employed by, or in any manner engage in, any business or entity competing with the businesses of the Company or its Subsidiaries as such businesses exist or are in process during the Employment Period or on the date of the termination of the Employment Period, within any geographical area in which the Company or its Subsidiaries engage in such business, or actively plan to engage in such businesses, at the time of Executive’s departure from the Company.  Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.  For purposes of this Agreement, competitors of the Company shall include, but not be limited to, the companies listed in Exhibit D hereto.  Nothing herein will restrict Executive from the right to practice law following the termination of his employment with the Company.

(b)                                 In addition, during the Noncompete Period, Executive shall not directly, or indirectly through another person or entity, (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary during the 6-month period prior to the date of Executive’s employment termination or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary with whom Executive had any material contact while employed by the Company to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary.  During and after the Employment Period, Executive shall not directly or indirectly through another person or entity disparage, criticize, defame, slander or otherwise make any negative statements or communications regarding the Company or its Subsidiaries or affiliates or their respective past and present investors, officers, directors or employees.

8.               Enforcement.  If, at the time of enforcement of paragraphs 5, 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that the restrictions contained in paragraphs 5, 6 and 7 are necessary for the protection of the business and goodwill of the Company and the Company and its Subsidiaries would suffer irreparable harm from a breach of paragraphs 5, 6 or 7 by Executive and that money damages would not be an adequate remedy for any such breach of this Agreement.  Therefore, in the event a breach or threatened breach of this Agreement, the Company and its Subsidiaries and their successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).  In addition, in the event of a breach or violation by Executive of paragraph 7, the Noncompete Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.  Executive acknowledges that the restrictions contained in paragraph 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

9.               Additional Acknowledgments.  In addition, Executive acknowledges that the provisions of paragraphs 5, 6 and 7 are in consideration of employment with the Company and additional good and valuable consideration as set forth in this Agreement.  Executive also acknowledges that (i) the restrictions contained in paragraphs 5, 6 and 7 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living, (ii) the business of the Company and its Subsidiaries is international in scope and without geographical limitation and (iii) notwithstanding the state of formation or principal office of the Company or residence of any of its executives or employees (including Executive), the Company and its Subsidiaries have business activities and have valuable business relationships within its industry throughout the world.  Executive agrees and acknowledges that the potential harm to the Company and its Subsidiaries of the non-enforcement of paragraphs 5, 6 and 7 outweighs any potential harm to Executive of its enforcement by injunction or otherwise.  Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its Subsidiaries now existing or to be developed in the future and the Company’s good will and that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.  If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable

10.         Executive’s Representations.  Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement, confidentiality agreement or other restriction with any other person or entity, which would be breached by entering into this Agreement and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

11.         Survival.  Paragraphs 5 through 9, and 27 shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

12.         Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Hoil Kim

150 Fairway Road

Chestnut Hill, MA 02467

Notices to the Company:

GT Solar International, Inc.
243 Daniel Webster Highway
Merrimack, NH 03054
Attn: President and Chief Executive Officer

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

13.         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14.         Complete Agreement.  This Agreement, the offer letter dated November 24, 2008, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

15.         No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

16.         Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

17.         Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

18.         Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New Hampshire, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New Hampshire or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Hampshire.  In furtherance of the foregoing, the internal law of the State of New Hampshire shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

19.         Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

20.         Insurance.  The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable.  Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.  Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

21.         Indemnification and Reimbursement of Payments on Behalf of Executive.  The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

22.         Arbitration.  The Company and Executive mutually agree that any claim or controversy arising out of or relating to this Agreement or any breach thereof, or otherwise arising out of or relating to Executive’s employment, compensation and benefits with the Company or the termination thereof, including any claim for discrimination under any local, state or federal employment discrimination law shall be settled by arbitration under the American Arbitration Association (“AAA”) Employment Arbitration and Mediation Procedures.  Any claim or controversy not submitted to arbitration in accordance with this paragraph shall be waived, and thereafter no arbitration panel or tribunal or court shall have the power to rule or make any award on any such claim or controversy.  The award rendered in any arbitration proceeding held under this paragraph shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof.  Claims for workers’ compensation or unemployment compensation benefits are not covered by this paragraph.  Also not covered by this paragraph are claims by the Company or by Executive for temporary restraining orders, preliminary injunctions or permanent injunctions (“equitable relief”) in cases in which such equitable relief would be otherwise authorized by law or pursuant to paragraph 8 herein.  The Company shall be responsible for paying any filing fee of the sponsoring organization and the fees and costs of the arbitrator; provided, however, that if Executive is the party initiating the claim, he will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which Executive is (or was last) employed by the Company.  Each party shall pay for its own costs and attorneys’ fees, if any.

23.         Consent to Jurisdiction.  EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW HAMPSHIRE AND ANY COURT OF THE STATE OF NEW HAMPSHIRE, FOR PURPOSES OF ANY DISPUTES AND CLAIMS UNDER PARAGRAPHS 5, 6 AND 7 AND FOR THE ENFORCEMENT OF ANY FINAL DETERMINATION.  EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH RESPECTIVE PARTY’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

SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

24.         Waiver of Jury Trial.  AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

25.         Corporate Opportunity.  Executive shall submit to the Board all business, commercial and investment opportunities, or offers presented to Executive or of which Executive becomes aware at any time during the Employment Period which relate to the business of the Company (“Corporate Opportunities”).  Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

26.         Executive’s Cooperation.  During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this paragraph, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts.

27.         Payments Subject to Section 409A.  Subject to the provisions in this Section 27, any severance payments or benefits under this Agreement shall begin only upon the date of Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of Executive’s employment.  The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Executive under this Agreement:

(a)                   It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”).  Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)                  If, as of the date of Executive’s “separation from service” from the Company, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

(c)                   If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then:

(i)                                     Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined), shall be treated as a short-term deferral within the meaning of Treasury Regulation § 1.409A-1(b)(4) to the maximum extent permissible under Section 409A.  For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of Executive’s tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(ii)                                  Each installment of the severance payments and benefits due under this Agreement that is not described in paragraph c(i) above and that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation § 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation § 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the separation from service occurs.

(d)                  The determination of whether and when Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation § 1.409A-1(h).  Solely for purposes of this paragraph d, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(e)                   All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f)                     This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith.  The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A and do not satisfy an exemption from, or the conditions of, Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on January 27, 2009.

GT SOLAR INTERNATIONAL, INC.

By:	/s/ Thomas M. Zarrella
THOMAS M. ZARRELLA
President and Chief Executive Officer

/s/ Hoil Kim
HOIL KIM

Exhibit A

EXECUTIVE INCENTIVE PROGRAM

1

GT SOLAR INTERNATIONAL, INC.

EXECUTIVE INCENTIVE PROGRAM

FY 2009

1.             FISCAL YEAR 2009

The FY 2009 Executive Incentive Program (the “Program”) of GT Solar International, Inc. (the “Company”) shall commence on April 1, 2008, and continue through and including March 31, 2009 (“FY 2009”).

2.             ADMINISTRATION

The Program shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”).  Subject to the provisions of the Program, the Committee may establish from time to time such regulations, provisions, procedures and conditions of the Program which, in its opinion, may be advisable in the administration of the Program.  No member of the Committee shall be liable for any action or determination made in good faith with respect to the administration of the Program, eligibility under the Program or the bonuses awarded under the Program.

3.             ELIGIBILITY

The Committee shall determine, in its sole discretion, any and all executives of the Company that will be eligible to participate in the Program (each, a “Participant”; collectively, the “Participants”).  Participants will be eligible to participate in the Program only upon execution of a participant agreement with the Company as set forth in Exhibit A hereto (a “Participant Agreement”).  Each Participant Agreement shall be subject to the terms and conditions of the Program and may contain additional terms and conditions (which may vary from Participant to Participant).  Unless otherwise specified in such Participant Agreement, the date on which Participant is deemed to be a participant in the Program (the “Participation Date”) shall be the date on which the individual started employment with the Company during FY 2009.

As soon as practicable after the Participation Date and from time to time thereafter, the Committee, in accordance with Section 5(B)(iv) below, shall adopt in writing certain goals and objectives to be achieved by Participant over the course of FY 2009.  Such goals and objectives may vary among Participants.  MBO Goals for the Chief Executive Officer shall be developed by the Committee following consultation with the Chief Executive Officer on business priorities for the plan year.

4.             Operating Income and Bookings

A.            Operating Income

“Operating Income” for FY 2009 means, on a consolidated basis, GAAP net income and excluding (adding to or subtracting from as appropriate)  income taxes, interest expense, interest income and other income/expense for such period.

Operating Income for FY 2009 shall be derived from the audited consolidated financial statements of the Company and its subsidiaries covering such period, and shall be subject to the review and approval of the Committee, whose determination of such Operating Income calculation shall be final and binding.

For FY 2009, the Company’s target Operating Income (the “Target Operating Income”) shall be set forth in each Participant’s Participant Agreement.

B.            Bookings

“Bookings” for any period means the consolidated gross aggregate amount of commitments for sales by the Company and its subsidiaries of products and services during such period pursuant to written agreements (either through customer contracts or customer purchase orders) with customers of the Company or any of its subsidiaries.   In order to qualify as a booked order, the order must be considered a “clean non-contingent order” with a specified delivery schedule.

For FY 2009, the Company’s target Bookings (the “Target Bookings”) shall be set forth in each Participant’s Participant Agreement.

5.             BONUS PAYMENTS

A.            Determination Date

The amount, if any, to be paid to each Participant under the Program (the “Bonus Payment”) shall be determined by the Committee after the conclusion of FY 2009 following the receipt of the Company’s audited financial statements by its independent accountants (the “Determination Date”).  Bonus Payments shall be disbursed in the calendar year in which the FY 2009 ends as soon as administratively practicable after the Determination Date.  All amounts earned under the Program reflect gross dollar amounts and are, therefore, subject to applicable withholding and taxation.

B.            Bonus Calculation

Each Participant’s Bonus Payment, if any, shall be determined in the following manner:

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(i)            Target Bonus

The Participant Agreement for each Participant will specify such Participant’s “Target Bonus” (which will be based upon a percentage of Participant’s base salary).  Adjustments to base salary during the course of FY 2009, or partial year participation due to a start date during the plan year, shall result in a corresponding adjustment to target bonus eligibility on a pro-rated basis.

(ii)           Calculation of Bonus Payment

Each Participant’s Bonus Payment shall equal the sum of the “Financial Performance Component” and such Participant’s “MBO Component.”  Notwithstanding anything in this Program to the contrary, in no event shall a Participant’s Bonus Payment exceed the product of two times such Participant’s Target Bonus.

(iii)         Financial Performance Component

Each Participant’s Financial Performance Component shall equal the product of (X) such Participant’s Target Bonus multiplied by (Y) seventy-five percent (75%) multiplied by (Z) the Bonus Multiplier.

The “Bonus Multiplier” for each Participant shall be determined based on the “Weighted Performance Factor,” as follows:

(a)          The Weighted Performance Factor shall equal the sum of (X) the product of seventy percent (70%) multiplied by the Operating Income Factor and (Y) the product of thirty percent (30%) multiplied by the Bookings Factor.

(b)         The Operating Income Factor shall equal the quotient of the Company’s actual Operating Income for FY 2009 divided by the Target Operating Income.

(c)          The Bookings Factor shall equal the quotient of the Company’s actual Bookings for FY 2009 divided by the Target Bookings.

(d)         If the Weighted Performance Factor is equal to or less than 75%, the Bonus Multiplier shall equal 0.  If the Weighted Performance Factor is equal to 100%, the Bonus Multiplier shall equal 1.  If the Weighted Performance Factor is less than 100%, the Company shall decrease the Bonus Multiplier for each Participant by 0.2 for each five percent (5%) by which the Weighted Performance Factor is below 100% (using linear interpolation to determine the applicable Bonus Multiplier for any intermediate decrease).  If the Weighted Performance Factor is greater than 100%, the Company shall increase the Bonus Multiplier for each Participant by 0.25 for each five percent (5%) by which the Weighted Performance Factor is greater than 100% (using linear interpolation to determine the applicable Bonus Multiplier for any intermediate increase).

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(e)          The maximum Bonus Multiplier available to any Participant shall equal 2.

(iv)          MBO Component

The MBO Component, if any, for each Participant shall be determined as follows:

(a)          If the Committee determines that such Participant has not met such Participant’s MBO Goals for FY 2009, such Participant’s MBO Component shall equal 0, subject to the conditions reflected in paragraph (d.) below.

(b)         If the Committee determines that such Participant has met such Participant’s MBO goals for FY 2009, such Participant’s MBO Component shall equal the product of (X) such Participant’s Target Bonus multiplied by (Y) twenty-five percent (25%) multiplied by (Z) the Bonus Multiplier.

(c)          If the Committee determines that such Participant has substantially exceeded such Participant’s MBO goals for FY 2009, such Participant’s MBO Component shall equal the product of (X) such Participant’s Target Bonus multiplied by (Y) fifty percent (50%) multiplied by (Z) the Bonus Multiplier, subject to the conditions reflected in paragraph (d.) below; provided that such Participant’s MBO Component shall be capped such that in no event shall such Participant’s Bonus Payment exceed the product of 2 and such Participant’s Target Bonus.

(d)         Discretionary Authority - Each executive’s MBO bonus shall be calculated as reflected above.  In order to ensure close alignment with the earned MBO bonus and each participant’s goal attainment, the Committee, in consultation with the CEO, shall retain discretionary authority to adjust the MBO bonus up or down based upon an evaluation of each participant’s performance and contribution during the plan year.

The Participant’s MBO Component shall be capped such that in no event shall such Participant’s Total Bonus Payment exceed the product of 2 (200%) times such Participant’s Total Target Bonus. The Committee shall determine whether each Participant has not met, met or substantially exceeded such Participant’s MBO Goals.  The Committee shall determine the MBO Goals applicable to each Participant as follows:

Such Participant shall submit to the Chief Executive Officer of the Company an initial proposal for such Participant’s MBO Goals for FY 2009.  The Chief Executive Officer shall review such proposal, and at the Chief Executive Officer’s sole discretion, discuss such proposal with such Participant and/or modify such proposal.  The Chief Executive Officer shall then submit such proposal (after giving effect to any modifications the Chief Executive Officer may have made in his or her sole discretion) to the Committee.  The Committee shall review such proposal, and at the Committee’s sole discretion, discuss such proposal with the

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Chief Executive Officer, consult with the Board on such proposal, and/or modify such proposal.

Although the specific objectives and their relative weight in determining each Participant’s MBO Goals will be determined by the Committee and will vary for each Participant, the following is intended to provide general guidance regarding the competencies that may be considered in determining a Participant’s MBO Goals:

1.                                       Achieving corporate goals and objectives specified for FY 2009.

2.                                       Developing and executing plans and functional goals that directly and/or indirectly influence the organization’s ability to achieve its financial goals for FY 2009.

3.                                       Delivering highly effective management of operations through leadership of teams, timely communication and the deployment of business processes and systems that anticipate and prepare the organization for growth.

4.                                       Contributing to an organizational culture where people can grow and contribute.  Actively supporting a culture that values safety, operational excellence, initiative, innovation, teamwork and quality in everything we do.

5.                                       Working as a productive and vital member of the management team.  Building productive collaborative relationships with peers to meet organizational challenges together as a team.  Being responsive to the needs of other team members and cultivating a service mentality internally within the line of authority.

6.                                       Achievement of functional financial measurements.

The Committee, after consultation with the Chief Executive Officer and/or the Board at the Committee’s sole discretion, shall determine such Participant’s MBO Goals at its sole discretion and using such criteria as it deems reasonable for each Participant with reference to each Participant’s specific functional objectives.

C.            Pro-rata Bonus Payments

In the event that the Participation Date of a Participant occurs after the commencement of FY 2009, such Participant shall be eligible for a pro-rated Bonus Payment calculated based on the number of days such Participant was employed by the Company during FY 2009.  Unless otherwise provided in a written agreement between the Company and Participant, no Participant shall be entitled to receive a Bonus Payment if, prior to March 31, 2009, such Participant’s employment with the Company is terminated for any reason.

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6.             AUTHORITY

The Committee shall have final authority to make all determinations specified in or permitted or deemed necessary under the Program.

7.             MISCELLANEOUS

A.            Assignment and Transfer

No Bonus Payment or any rights or interests therein shall be assignable or transferable by a Participant.

B.            No Guarantee of Employment / No Equity Rights

Nothing contained in the Program shall be construed to create or imply a guarantee of employment for any period of time.  Unless otherwise provided in a written agreement between Participant and the Company, employment with the Company is considered to be at-will and may be terminated at any time by Participant or the Company.

C.            Withholding

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Committee, in its sole discretion, deems necessary to be withheld or remitted to comply with the Internal Revenue Code of 1986, as amended, and/or any other applicable law, rule or regulation with respect to any Bonus Payment. Subject to applicable law, each Participant agrees that the Company may satisfy withholding obligations from any source of funds available to the Company and otherwise payable to Participant, including salary payments.

D.            Governing Law

All questions pertaining to the validity, construction and administration of the Program and any Participant’s Participant Agreement shall be determined in accordance with the laws of the State of New Hampshire.

E.             Amendment and Termination of Program

The Committee shall have the right in its sole discretion to amend the Program at any time and from time to time; provided that no such amendment shall materially and adversely affect the rights of any Participant without the consent of such Participant.

F.             Severability

The invalidity or unenforceability of any provisions of the Program in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of the Program in such jurisdiction or the validity, legality or enforceability of any provision of the Program

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in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

*   *   *   *   *

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EXHIBIT A

PARTICIPANT AGREEMENT

GT SOLAR INTERNATIONAL, INC.

PARTICIPANT AGREEMENT TO THE
EXECUTIVE INCENTIVE PROGRAM

Participant Agreement made as of [                  ] (this “Agreement”) between GT Solar International, Inc., a Delaware corporation (the “Company”), and [                  ] (“Participant”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the FY 2009 Executive Incentive Program (the “Program”).

1.             Right to Participate.  The Company hereby grants to Participant the right to participate in the Program pursuant to the terms and conditions thereto.

2.             Participant Acknowledgment.  Attached hereto as Exhibit A is a copy of the Program.  Participant hereby acknowledges receipt of a copy of the Program and agrees to be bound by all terms and provisions thereof.

3.             Participation Date.  Participant’s Participation Date shall be [                  ].

4.             Target Operating Income and Target Bookings.  For purposes of the Program,

a.               the FY 2009 Target Operating Income is $[                          ], and

b.              the FY 2009 Target Bookings shall be $[                          ], and the maximum amount of Bookings attributable to the Company’s turnkey business shall be capped such that bookings credit for non-GT equipment shall be limited to the first $[                          ] in total turnkey bookings inclusive of both GT and non-GT equipment.  In the event the Turnkey business exceeds $[                          ] in bookings, only GT equipment shall receive bookings credit beyond the first $[                          ] in total turnkey bookings.

Please note that the Target Operating Income and Target Bookings figures are Company Confidential and not to be disclosed externally.

5.             Target Bonus.  For purposes of the Program, Participant’s Target Bonus shall equal $                     (representing       %) of Participant’s base salary during FY 2009.

The table set forth on Annex 1 attached hereto illustrates the Bonus Payment available to Participant at various Bonus Multiplier benchmarks for FY 2009.

6.             Individual Goal Achievement.  Participant acknowledges and agrees that the Bonus Payment, if any, will be subject to Participant achieving certain individual goals and standards identified by the Committee.  The criteria used in assessing individual performance,

A-1

the weight to be assigned such criteria and such Participant’s Performance Achievement Percentage shall be determined by the Committee in its sole discretion.  The Bonus Payment, if any, will be calculated in accordance with the Program.

7.             Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.

8.             Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

9.             Future Incentive Bonus Plans.  The Company may in the future adopt one or more incentive plans or programs, with regard to which the Committee shall retain the exclusive right in its sole discretion to determine the applicable terms and to identify the persons eligible to participate.  Nothing in this Agreement shall be understood to grant or guarantee Participant a right to participate in any such plan or program.

*   *   *   *   *

A-2

IN WITNESS WHEREOF, the Company and Participant have executed this Agreement as of the date first above written.

GT SOLAR INTERNATIONAL, INC.

By:
Name:
Title:

PARTICIPANT

[Participant]

[Signature Page to Executive Incentive Program Participant Agreement]

Exhibit B

FORM OF RESTRICTED STOCK UNIT AGREEMENT

1

GT SOLAR INTERNATIONAL, INC.

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made as of January       , 2009, by and between GT Solar International, Inc., a Delaware corporation (the “Company”), and [                                    ] (“Employee”), in accordance with the 2008 Equity Incentive Plan of the Company, as the same may be amended from time to time (the “Plan”).  Certain definitions are set forth in Section 7 of this Agreement.

On [                                    ], the Company granted to Employee [                                    ] restricted stock units (the “RSUs”) under the Plan.  Each RSU entitles Employee to receive from the Company one share of the Company’s common stock, par value $.01 per share (“Common Stock”) for each RSU granted hereunder that becomes vested under the terms described herein and in the Plan.  All of such shares of Common Stock that may hereafter be delivered to Employee pursuant to this Agreement are referred to herein as “Employee Stock.”

The parties hereto agree as follows:

1.     Incorporation by Reference; Plan Document Receipt.  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were expressly set forth herein.  Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.  Employee hereby acknowledges receipt of a true copy of the Plan and that Employee has read the Plan carefully and fully understands its content.  In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2.     Grant of the RSUs.

(a)   The Company granted to Employee, as of [                                    ], [                                    ] RSUs, subject to the terms and conditions hereunder.  Employee agrees and understands that nothing contained in this Agreement provides, or is intended to provide, Employee with any protection against potential future dilution of Employee’s stockholder interest in the Company for any reason.  Employee shall not have the rights of a stockholder in respect of the shares of Common Stock underlying these RSUs until such Common Stock is delivered to the Participant in accordance with Section 4.

(b)   The grant of the RSUs by the Company is subject to Employee’s execution and delivery of the attached Proprietary Rights and Confidentiality Agreement between Employee and the Company (or, at the discretion of the Board, a similar agreement containing such terms as the Board, or a duly designated committee thereof, shall determine) (the “Employee Confidentiality Agreement”), if Employee is not currently subject to such an agreement.  These RSUs and all shares of the Employee Stock shall be subject to the terms and conditions of the Employee Confidentiality Agreement or such similar agreement (whether executed in connection herewith or prior to the date hereof).

(c)   In connection with the receipt of the RSUs and the delivery of any Employee Stock hereunder, Employee represents and warrants to, and agrees with, the Company that:

(i)            The RSUs and the Employee Stock to be acquired by Employee pursuant to this Agreement shall be acquired for Employee’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the RSUs and the Employee Stock shall not be disposed of in contravention of the Securities Act or any applicable state securities laws.

(ii)           This Agreement constitutes the legal, valid and binding obligation of Employee, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Employee do not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which Employee is a party or any judgment, order or decree to which Employee is subject.

(iii)          Employee has not taken any action that constitutes a conflict with, violation or breach of, and the execution and delivery of this Agreement and the other agreements contemplated hereby will not conflict with, violate or cause a breach of, any noncompete, nonsolicitation or confidentiality agreement to which Employee is a party or by which Employee is bound.  Employee agrees to notify the Board of any matter (including, but not limited to, any potential acquisition by the Company) which, to Employee’s knowledge, might reasonably be expected to violate or cause a breach of any such agreement.

(iv)          Employee is a resident of the [State] [Commonwealth] of [                                    ].

(v)           Employee has been advised and encouraged in writing (via this Agreement) to consult with an attorney and a tax advisor prior to signing this Agreement.

(d)   As an inducement to the Company to issue any RSUs to Employee, and as a condition thereto, Employee acknowledges and agrees that neither the issuance of the RSUs or the delivery of any Employee Stock nor any provision contained herein shall entitle Employee to employment with the Company or any of the Subsidiaries, or affect the right of the Company or any of its Subsidiaries to terminate Employee’s employment at any time, with or without cause.

(e)   The Company and Employee acknowledge and agree that this Agreement has been executed and delivered, the RSUs have been granted and any Employee Stock that may be delivered hereunder will be delivered, in connection with and as a part of the compensation and incentive arrangements between the Company (together with its Subsidiaries) and Employee.

(f)    In connection with the issuance of any Employee Stock hereunder, Employee hereby agrees and acknowledges that all of the shares of the Employee Stock are subject in all respects to the terms of this Agreement.

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3.     Vesting.

(a)   Except as otherwise provided in this Section 3, the RSUs shall become vested in accordance with the following schedule, if as of each such date Employee has continuously served as an employee of the Company (or any of its direct or indirect wholly-owned Subsidiaries, as applicable) since the date hereof, such that, subject to the other terms and conditions of this Agreement, all of the RSUs shall be vested on [                                    ]:

Date	Percent of RSUs Vested
[ ]	25%
[ ] of each of the three years thereafter, up to and including [ ]	Additional 25%

(b)   Except as otherwise provided in this Section 3, if Employee’s employment with the Company (or any of its direct or indirect wholly-owned Subsidiaries, as applicable) terminates for any reason (including upon the death or disability of Employee prior to the vesting of all or any portion of the RSUs awarded under this Agreement), such unvested portion of the RSUs shall immediately be cancelled and Employee (and Employee’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such RSUs.

(c)   In addition to Section 3(a) above, upon a termination by the Company (or any of its direct or indirect wholly-owned Subsidiaries, as applicable) without Cause (as defined in the Employment Agreement) or by Employee with Good Reason (as defined in the Employment Agreement) of Employee’s employment with the Company (or any of its direct or indirect wholly-owned Subsidiaries, as applicable) that also constitutes a “separation from service” within the meaning of Code Section 409A within twelve months following a Change in Control of the Company (a “Change in Control Termination”), the RSUs shall vest as follows: (i) if the Change in Control Termination occurs on or before [FIRST ANNIVERSARY OF GRANT DATE], 1/4th of the RSUs shall vest on the date of the Change in Control Termination, (ii) if the Change in Control Termination occurs after [FIRST ANNIVERSARY OF GRANT DATE] and on or before [SECOND ANNIVERSARY OF GRANT DATE], on the date of the Change in Control Termination a number of unvested RSUs (not to exceed the number of unvested RSUs as of immediately prior to the Change in Control Termination) shall vest that is equal to the product of (x) 1/48th of the RSUs and (y) the number of full months passed between [GRANT DATE] and the date of the Change in Control Termination, and (iii) if the Change in Control Termination occurs after [THIRD ANNIVERSARY OF GRANT DATE], on the date of the Change in Control Termination all remaining unvested RSUs shall vest (for the avoidance of doubt, the vesting described in this Section 3(c) is in addition to, and not in lieu of, any vesting described in Section 3(a) above).

4.     Delivery of Common Stock.  Subject to the terms of the Plan and Section 6 below, if the RSUs awarded by this Agreement become vested, the Company shall promptly distribute to Employee the number of shares of Common Stock equal to the number of the RSUs

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that so vested; provided that to the extent required by Code Section 409A, delivery of shares of Common Stock upon a Participant’s “separation from service” within the meaning of Code Section 409A shall be deferred until the six month anniversary of such separation from service.  In connection with the delivery of the shares of Common Stock pursuant to this Agreement, the Participant agrees to execute any documents reasonably requested by the Company and provide therein customary representations and warranties related to the receipt of such shares of Common Stock.

5.     Certificates.  The shares of Employee Stock may be in certificated or uncertificated form, as permitted by the Company’s Bylaws.

6.     Corporate Event.  In the event any dividend or distribution of Common Stock, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, change of control or exchange of Common Stock or other securities of the Company, or other corporate transaction or event affects the Common Stock, or in the event of the sale, transfer or other disposition of all or substantially all of the business and assets of the Company, whether by sale of assets, merger or otherwise (determined on a consolidated basis) to a Third Party (or group of affiliated Third Parties) (each, a “Corporate Event”), the Board shall, in such manner as it in good faith deems equitable, (i) adjust any or all of the number of shares of Employee Stock or other securities of the Company (or number and kind of other securities or property) subject to the RSUs, or (ii) make provision for an immediate cash payment to Employee in consideration for the cancellation of the RSUs.  Notwithstanding the provisions of this Section 6 or Section 3(c), in the event (x) any RSUs would otherwise vest pursuant to Section 3(c) and (y) the Company is not the surviving entity in any Change in Control or the Company sold, transferred or otherwise disposed of all or substantially all of its business or assets pursuant to such Change in Control, then the Company may provide that any successor to the Company and/or its assets pursuant to such Change in Control shall provide the Employee with the same per share consideration provided to a holder of Common Stock in connection with such Change in Control in lieu of otherwise allowing such RSUs to vest pursuant to Section 3(c).

7.     Definitions.

“Board” means the Company’s Board of Directors.

“Change in Control” means (i) the consummation of any transaction or series of transactions resulting in a Third Party (or group of affiliated Third Parties) owning, directly or indirectly, securities of the Company possessing the voting power to elect a majority of the Company’s board of directors (whether by merger, consolidation or sale or transfer of the Company’s securities) or (ii) the sale, transfer or other disposition of all or substantially all of the business and assets of the Company, whether by sale of assets, merger or otherwise (determined on a consolidated basis) to a Third Party (or group of affiliated Third Parties).

“Employment Agreement” means the Employment Agreement dated as of [                                    ] between the Employee and [                              ], as amended from time to time, including any amendment by which the Company or any direct or indirect wholly-owned subsidiary of the Company serves as employer thereunder.

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“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Subsidiary” means any corporation of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.

“Third Party” means any person or entity who or which (i) does not own any of the Company’s securities as of the date of this Agreement, (ii) is not controlling, controlled by or under common control with any person or entity that owns any of the Company’s securities as of the date of this Agreement and (iii) is not the spouse or descendant (by birth or adoption) of any person who directly or indirectly owns or controls any of the Company’s securities as of the date of this Agreement.

8.     Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

To the Company:

GT Solar International, Inc.
243 Daniel Webster Highway
Merrimack, New Hampshire 03054
Attention: General Counsel

To Employee:

[ ]
[ ]
[ ]

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

9.     General Provisions.

(a)   Transferability.  The RSUs shall not be transferable by Employee other than by the laws of will or descent.  All provisions of this Agreement shall in any event continue to apply to any RSU transferred as permitted by this Section 9(a), and any transferee shall be bound by all provisions of this Agreement as and to the same extent as Employee.  Any transfer or attempted transfer of any RSUs in violation of any provision of this Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such RSUs as the owner of such stock for any purpose.

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(b)   Withholding Taxes.  The Company shall be entitled to withhold from any amounts due and payable by the Company and/or any of its Subsidiaries to Employee the amount of any federal, state, local or other tax which, in the opinion of the Company, is required to be withheld in connection with the vesting of the RSUs, the delivery of shares of the Employee Stock or the delivery of cash, securities or other property as provided in Section 6.  To the extent that the amounts available to the Company for such withholding are insufficient, it shall be a condition to the delivery or vesting, as applicable, of such shares of the Employee Stock that Employee make arrangements satisfactory to the Company for the payment of the balance of such taxes required to be withheld.  The Board, upon the written request of Employee, in the Board’s sole discretion and pursuant to such procedures as it may specify from time to time, may permit Employee to satisfy all or part of the tax obligations in connection with the vesting of the RSUs or the delivery of the shares of Employee Stock by (i) having the Company withhold otherwise deliverable shares, or (ii) delivering to the Company shares that have been held by Employee for at least six months, in each case having a Fair Market Value (as defined in the Plan) equal to the amount sufficient to satisfy such tax obligations.

(c)   Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(d)   Complete Agreement.  This Agreement, the Plan, those documents expressly referred to herein and therein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(e)   Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(f)    Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company and their respective successors and assigns (including subsequent permitted holders of the RSUs or the Employee Stock); provided that the rights and obligations of Employee under this Agreement shall not be assignable except in connection with a permitted transfer of the Employee Stock hereunder.

(g)   Choice of Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto shall be governed by, and construed in accordance with, the internal law, and not the law of conflicts, of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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(h)   Remedies.  Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement.

(i)    Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Employee.

*      *      *      *

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IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Agreement on the date first written above.

GT SOLAR INTERNATIONAL, INC.

By:

Name:

Title:

[ ]

[Signature Page - Restricted Stock Unit Agreement with [                      ]]

Exhibit C

GENERAL RELEASE

VIA HAND DELIVERY

[Insert Date]

Mr. Hoil Kim

150 Fairway Road

Chestnut Hill, MA 02467

Dear Hoil:

Pursuant to paragraph 4(a) of the Employment Agreement dated as of December     , 2008 between GT Solar International, Inc. (the “Company”) and you (the “Employment Agreement”), the Company is hereby providing you with thirty (30) days prior notice that it is terminating your employment with the Company without Cause [modify as applicable if Executive resigns with Good Reason (as defined in the Employment Agreement)].  Your employment with the Company, therefore, will terminate on [Insert date 30 days out] (the “Termination Date”).  You are eligible to receive the severance benefits described in paragraph 2 below if you sign and return this letter agreement to [Insert Name and Address] no earlier than the Termination Date and no later than [Insert Date] and it becomes binding between the Company and you; provided, however, that you may not sign this letter agreement prior to the close of business on your Termination Date.  By timely signing and returning this letter agreement and not revoking your acceptance, you will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3.  Therefore, you are advised to consult with an attorney before signing this letter agreement and you have at least 21 days to do so.  If you sign this letter agreement, you may change your mind and revoke your agreement during the seven-day period after you have signed it by notifying me in writing.  If you do not so revoke, this letter agreement will become a binding agreement between the Company and you upon the expiration of the seven-day revocation period.

If you choose not to sign and return this letter agreement by [Insert Date], or if you timely revoke your acceptance in writing, you shall not receive any severance benefits from the Company.  You will, however, receive payment on your Termination Date, as defined below, for your final wages [and any unused vacation time] accrued through the Termination Date.  Also, regardless of signing this letter agreement, you may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq.  All premium costs for “COBRA” shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.  You should consult the COBRA materials to be provided by the Company for details regarding these benefits.  All other benefits will cease upon your Termination Date in accordance with the plan documents.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and do not revoke it in writing within the seven (7) day revocation period.

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1.     Termination Date - Your effective date of termination from the Company is [Insert Date] (the “Termination Date”).

2.     Description of Severance Benefits - If you timely sign and return this letter agreement and do not revoke your acceptance, the Company shall provide you with the following severance benefits pursuant to paragraph 4(b) of the Employment Agreement:

(a)   The Company will pay you severance pay at your current base salary rate for 12 months following the Termination Date (the “Severance Pay Period”).  This severance pay will be paid in equal installments in accordance with the Company’s normal payroll procedures but in no event will commence earlier than the eighth (8th) day after execution of this letter agreement.

(b)   Effective as of the Termination Date, you shall be considered to have elected to continue receiving group medical and dental insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq.  During the Severance Pay Period, the Company shall continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage.  The remaining balance of any premium costs, and all premium costs after the Severance Pay Period, shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.  You should consult the COBRA materials to be provided by the Company for details regarding these benefits.

3.     Release - In consideration of the payment of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby release and forever discharge as of the date hereof (on behalf of yourself, and your heirs, executors, administrators and assigns) the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, employee benefit plans and plan fiduciaries, successors and assigns of the Company and its affiliates, and the Company’s direct or indirect owners (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this letter agreement becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which you, your spouse, or any of your heirs, executors, administrators or assigns, may have, including, but not limited to, any and all claims that arise out of or are connected with your employment with, or your separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206(d), the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514(A), the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29

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U.S.C. § 1001 et seq., the New Hampshire Law Against Discrimination, N.H. Rev. Stat. Ann. § 354-A:1 et seq., N.H. Rev. Stat. Ann. § 275:36 et seq. (New Hampshire equal pay law), and the New Hampshire Whistleblowers’ Protection Act, N.H. Rev. Stat. Ann. § 275-E:1 et seq., all as amended; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters or any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation)) (all of the foregoing collectively referred to herein as the “Claims”); provided, however, that nothing in this letter agreement prevents you from filing a charge with, cooperating with or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

Notwithstanding the foregoing, this release does not include and will not preclude a claim for or with respect to (a) salary payable through the Termination Date, or accrued, unused vacation time as recorded on the Company’s books as of the Termination Date; (b) vested benefits under any welfare, retirement, deferred compensation plan and/or other employee benefit plan (c) your COBRA rights; (d) payments under this letter agreement; (e) claims for unemployment compensation; (f) rights to defense and indemnification, if any, from the Company under its Directors and Officers policy or otherwise for actions taken by you in the course and scope of your employment with the Company and its subsidiaries and affiliates; (g) claims, actions or rights arising under or to enforce the terms of this letter agreement and (h) claims that cannot be released by law.

In exchange for the promises made in this letter agreement, the Company agrees that this letter agreement shall be in complete and final settlement of any and all causes of action, rights or claims, whether known or unknown, that it has, had in the past, now have, or might now have as of the date upon which the parties sign and execute this letter agreement, in any way related to, connected with or arising out of your employment or its termination.  The Company hereby releases and forever discharges you, your heirs, executors, administrators, beneficiaries, personal representatives and assigns, from any and all such causes of action, rights or claims whether known or unknown that the Company has had in the past, now have, or might now have as of the date upon which you sign and execute this letter agreement, in any way related to, connected with or arising out of your employment or its termination.

4.     Recovery, Representations and Agreements - In signing this letter agreement, you acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied, except as otherwise provided in paragraph 3 above.  You expressly consent that this letter agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a letter agreement of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  You acknowledge and agree that

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this waiver is an essential and material term of this letter agreement and that without such waiver the Company would not have agreed to the terms of the Employment Agreement or this letter agreement.  You further agree that in the event you should bring a Claim seeking damages against the Company, or in the event you should seek to recover against the Company in any Claim brought by a governmental agency on your behalf, this letter agreement shall serve as a complete defense to any monetary relief related to any such Claims.  You further agree that you are not aware of any pending claim of the type described in paragraph 3 as of the execution of this letter agreement.  You represent that you have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 3 above.  You agree that this letter agreement does not waive or release any rights or claims that you may have under the Age Discrimination in Employment Act of 1967 which arise after the date you execute this letter agreement.  You acknowledge and agree that your separation from employment with the Company shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.     Non-Disclosure, Non-Competition, Non-Solicitation and Inventions Obligations - You acknowledge and reaffirm your obligations under paragraphs 5, 6 and 7 of the Employment Agreement, including, but not limited to, your obligation to keep confidential and not to disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, as well as your non-competition, non-solicitation and inventions obligations.

6.     Return of Company Property – You agree that as of the date hereof, you have returned to the Company any and all property, tangible or intangible, relating to its business, which you possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that you shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

7.     Non-Disparagement - You agree that you will not disparage, criticize, defame, slander or otherwise make any negative statements or communications regarding the Company or its affiliates or their respective past and present investors, officers, directors or employees.  The Company agrees to instruct its officers and Board of Directors not to disparage, criticize, defame, slander or otherwise make any negative statements or communications regarding you.

8.     Cooperation - You shall cooperate with the Company and its Subsidiaries in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, you being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into your possession, all at times and on schedules that are reasonably consistent with your other activities and commitments).  In the event the Company requires your cooperation in accordance with this

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paragraph, the Company shall reimburse you solely for reasonable travel expenses (including lodging and meals) upon submission of receipts.

9.     Breach - You agree that, if there is an arbitral or judicial determination, as the case may be, that you have breached this letter agreement, you will (i) return to the Company any amount paid by the Company in connection with your separation or termination from the Company and pursuant to the Employment Agreement and this letter agreement and(ii) forfeit all remaining amounts payable by the Company pursuant to the Employment Agreement and this letter agreement.  Notwithstanding anything in this letter agreement to the contrary, this letter agreement shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Employment Agreement after the date hereof.

10.   Validity - Whenever possible, each provision of this letter agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this letter agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this letter agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.   Nature of Agreement - You agree that neither this letter agreement, nor the furnishing of the consideration for this letter agreement, shall be deemed or construed at any time to be an admission by the Company, any Released Party or yourself of any improper or unlawful conduct.

12.   Understandings – You understand that any payments or benefits paid or granted to you under paragraph 4(b) of the Employment Agreement represent, in part, consideration for signing this letter agreement and are not salary, wages or benefits to which you were already entitled.  You understand and agree that you will not receive the payments and benefits specified in paragraph 2 herein unless you execute this letter agreement and do not revoke this letter agreement within the time period permitted hereafter or breach this letter agreement.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.  You also acknowledge and represent that you have received all payments and benefits that you are entitled to receive (as of the date hereof) by virtue of any employment by the Company.

13.   Acknowledgments - By signing this letter agreement, you represent and agree that: (i) you have read it carefully; (ii) you understand all of its terms and know that you are giving up important rights, including but not limited to, rights under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990; and the Employee Retirement Income Security Act of 1974, as amended; (iii) you voluntarily consent to everything in it; (iv) you have been advised to consult with an attorney before executing it; (v) you have been given all time periods required by law to consider this letter agreement, including the

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21-day period required by the Age Discrimination in Employment Act; (vi) you understand that you have seven days after the execution of this letter agreement to revoke it, and such revocation must be in writing and delivered to [Insert Name] before the expiration of the revocation period, and that this letter agreement shall not become effective or enforceable until the revocation period has expired; (vii) you have signed this letter agreement knowingly and voluntarily and with the advice of any counsel retained to advise you with respect to it; and (viii) you agree that the provisions of this letter agreement may not be amended, waived, changed or modified except by an instrument in writing signed by an authorized representative of the Company and you.

14.   Entire Agreement - This letter agreement and the paragraphs that survive pursuant to paragraph 11 of the Employment Agreement embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

15.   Severability - Whenever possible, each provision of this letter agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this letter agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this letter agreement or any action in any other jurisdiction, but this letter agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16.   No Strict Construction - The language used in this letter agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

17.   Counterparts - This letter agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

18.   Successors and Assigns - This letter agreement is intended to bind and inure to the benefit of and be enforceable by you, the Company and their respective heirs, successors and assigns, except that you may not assign your rights or delegate your duties or obligations hereunder without the prior written consent of the Company.

19.   Choice of Law - All issues and questions concerning the construction, validity, enforcement and interpretation of this letter agreement shall be governed by, and construed in accordance with, the laws of the State of New Hampshire, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New Hampshire or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Hampshire.  In furtherance of the foregoing, the internal law of the State of New Hampshire shall control the interpretation and construction of this letter agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

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20.   Amendment and Waiver - The provisions of this letter agreement may be amended or waived only with the prior written consent of the Company and you, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this letter agreement shall affect the validity, binding effect or enforceability of this letter agreement or be deemed to be an implied waiver of any provision of this letter agreement.

21.   Indemnification and Reimbursement of Payments on Behalf of You -   The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to you any federal, state, local or foreign withholding taxes, excise tax or employment taxes (“Taxes”) imposed with respect to the severance benefits described herein.

22.   Arbitration - The Company and you mutually agree that any claim or controversy arising out of or relating to this letter agreement or any breach thereof, or otherwise arising out of or relating to your employment, compensation and benefits with the Company or the termination thereof, including any claim for discrimination under any local, state or federal employment discrimination law shall be settled by arbitration under the American Arbitration Association (“AAA”) Employment Arbitration and Mediation Procedures.  Any claim or controversy not submitted to arbitration in accordance with this paragraph shall be waived, and thereafter no arbitration panel or tribunal or court shall have the power to rule or make any award on any such claim or controversy.  The award rendered in any arbitration proceeding held under this paragraph shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof.  Claims for workers’ compensation or unemployment compensation benefits are not covered by this paragraph.  Also not covered by this paragraph are claims by the Company or by you for temporary restraining orders, preliminary injunctions or permanent injunctions (“equitable relief”) in cases in which such equitable relief would be otherwise authorized by law or pursuant to paragraph 8 of the Employment Agreement.  The Company shall be responsible for paying any filing fee of the sponsoring organization and the fees and costs of the arbitrator; provided, however, that if you are the party initiating the claim, you will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which you are (or were last) employed by the Company.  Each party shall pay for its own costs and attorneys’ fees, if any.

23.   Consent to Jurisdiction - EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW HAMPSHIRE AND ANY COURT OF THE STATE OF NEW HAMPSHIRE, FOR PURPOSES OF ANY DISPUTES AND CLAIMS UNDER PARAGRAPHS 5, 6 AND 7 OF THE EMPLOYMENT AGREEMENT AND FOR THE ENFORCEMENT OF ANY FINAL DETERMINATION.  EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH RESPECTIVE PARTY’S ADDRESS SET FORTH IN THE EMPLOYMENT AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN NEW HAMPSHIRE WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH 24.  EACH OF THE PARTIES HERETO IRREVOCABLY AND

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

24.   Waiver of Jury Trial - AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS LETTER AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS LETTER AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

If you have any questions about the matters covered in this letter agreement, please call me at [insert phone number].

Very truly yours,

By:
[Insert Name]
[Insert Title]

I hereby agree to the terms and conditions set forth above.  I have been given at least 21 days to consider this letter agreement and I have chosen to execute this on the date below.  I intend that this letter agreement will become a binding agreement between the Company and me if I do not revoke my acceptance in writing in seven days.

Hoil Kim	Date

To be returned by [Insert Date].

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Exhibit D

COMPETITIVE COMPANIES

1.	Spire

2.	ALD / AMG

3.	PVA / Tepla / CGS

4.	Centrotherm / S: Q

5.	JFE

6.	Dai-Ichi Kiden

7.	Rena

8.	Solmic

9.	SIC

10.	Applied Materials / HCT / Baccini

11.	Manz

12.	Stangl

13.	Schmid

14.	OTB

15.	NPC

16.	Komax

17.	Eco Progetti

18.	Nishimbo

19.	PEnergy

20.	Somont

21.	T-Technik

22.	MSA